Exhibit 10.1

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (this “Agreement”) is entered into by and between John W. Chisholm (“Employee”) and Natural Gas Services Group, Inc. (the “Company”). Employee and the Company are sometimes collectively referred to as the “Parties.” All terms not otherwise defined herein shall have the same meaning as set forth in the Letter Agreement between the Parties effective as June 9, 2022 (the “Letter Agreement”).

1.    Employee’s employment with the Company was terminated effective November 11, 2022 (the “Termination Date”). The Parties have agreed to avoid and resolve any alleged existing or potential disagreements between them arising out of or connected with Employee’s employment with the Company and the termination of such employment. The Company expressly disclaims any wrongdoing or any liability to Employee. After the Effective Date (as defined below), the Employee’s employment under the Letter Agreement will cease, and all of his contractual entitlements and any non-contractual benefits of employment will cease forthwith.

2.    It is acknowledged that Employee is also a member of the Company’s Board of Directors. Concurrently with the execution of this Agreement, Employee shall sign a resignation from the Company’s Board of Directors in the form of Exhibit A attached hereto.

3.    The Company will pay Employee his Ongoing Cash Compensation earned through the Termination Date and reimburse Employee for properly documented and timely submitted business expenses pursuant to the Company’s expense reimbursement policies. All benefits that Employee currently receives from the Company terminated on the Termination Date; provided, however, that Employee’s health benefits terminate according to Company policy. Moreover, the continuation and termination of any health insurance benefits is subject to Employee’s election and rights under the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”).

4.    Notwithstanding any provision of the Letter Agreement, in exchange for Employee’s execution of this Agreement, and Employee’s performance of his obligations hereunder, the Company agrees to provide Employee the following severance benefits (the “Severance”) after the expiration of the revocation period described in Section 26, below, at which time this Agreement becomes effective (“Effective Date”), provided (i) Employee has not revoked this Agreement as described in Section 26 and (ii) Employee complies with the non-competition provisions of Section 6:

a.    A cash payment of $110,000, less applicable taxes, deductions and withholdings;

b.    The stock option set forth in Section 4(a) of the Letter Agreement for 25,000 shares at an exercise price of $15.00 per share shall continue and remain outstanding pursuant to its terms;

c.    Employee shall be granted a new, immediately exercisable stock option in the form attached hereto as Exhibit B for 25,000 shares of Company Common Stock at an exercise price of $17.00 per share which shall expire on November 11, 2025;

d.    Employee shall be issued 16,935 shares of restricted common stock pursuant to the Company’s 2019 Equity Incentive Plan, as amended, which shall be deemed immediately vested;

e.    On March 1, 2023, accelerate vesting of Employee’s restricted stock award for all 4,212 shares of the Company’s common stock granted on April 26, 2022 in connection with his annual director service compensation; and

f.    On March 1, 2023, accelerate vesting and payment of Employee’s restricted cash award of $50,000 granted on April 26, 2022 in connection with his annual director service compensation;

5.    The Parties further acknowledge agreement to the following:

a.    Employee’s duty of cooperation will continue in, for example, assisting with crafting the language of any public statements or filings – specifically, language such as the following: “Mr. Chisholm has confirmed that this transition is not related to any disagreement with us [the Company] on any matter relating to our accounting, strategy, management, operations, policies, regulatory matters, or practices (financial or otherwise)”; and

b.    Employee’s options to purchase in the aggregate 150,000 shares of the Company’s common stock, referenced in Section 4(b)-(d) of the Letter Agreement and all of which options are unvested, will be terminated and forfeited as of Effective Date.

6.    Non-Compete. For a period of twenty-four (24) months after the Effective Date, the Employee agrees that he shall not, within the United States, directly or indirectly, whether as an officer, director, stockholder, partner, member, employee, proprietor, associate, representative, investor or consultant, or in any capacity whatsoever, engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity that is engaged in the Business (as defined below); provided, however, that the foregoing restriction shall not prevent Employee from owning not more than two percent (2%) of the outstanding shares in any publicly traded corporation or from having an interest in or being employed by an enterprise having multiple business segments, divisions or product lines one or more of which is in competition with Employer, provided that Employee is not employed by, and does not render any services or support to or otherwise assist, the division or business segment or product line of such enterprise that is in competition with Employer.

The term “Business” shall mean (A) the business of manufacturing, fabricating, selling, leasing, renting and the maintenance of natural gas compressors and natural gas flare systems, components and ignition systems, (B) installing and servicing flare stacks and related ignition and control devices or (C) in any other business or activity related to the natural gas compressor industry that is in competition in any manner whatsoever with the business of any of the Company.

Employee agrees and acknowledges that the time limitation and scope of activity to be restrained by the restrictions in this section, combined with the geographic scope, are reasonable. Employee also acknowledges and agrees that this section is reasonably necessary for the protection of Employer’s Confidential Information and trade secrets, is supported by adequate consideration, and provides a reasonable way of protecting the business value of the Employer.

7.    All employment severance shall be less applicable taxes, deductions and withholdings required by law, including but not limited to a reduction in the number of shares of common stock deliverable under Section 4(d) above. Payments under Section 4 relating to Employee’s resignation from the Board of Directors shall be subject to IRS Form 1099 reporting, subject to other treatment required by law. Employee specifically acknowledges and agrees the sufficiency of the Severance and that such severance benefits are in exchange for entering into and performing this Agreement. Employee agrees that Employee will not at any time seek consideration from the Company other than what is set forth in this Agreement. For clarity, Employee acknowledges that except for the severance amounts set forth in Section 4, Employee will not receive any further fees or compensation in connection with his service as member of the Company’s Board of Directors through March 1, 2023. Employee specifically acknowledges and agrees that the Company has made no representations to Employee regarding the tax consequences of any amounts received by Employee or for Employee’s benefit pursuant to this Agreement, and Employee has not relied on any representation or lack of representation by the Company and Employee remains wholly responsible for the tax consequences regarding the amounts to be received hereunder.

8.    Except to the extent prohibited by law, Employee and Employee’s heirs, executors, administrators, successors and assigns hereby fully RELEASE the Company and each of its direct and indirect subsidiaries, affiliates and parents and each of their respective predecessors, successors and past and present direct and indirect stakeholders, directors, officers, employees, contractors, representatives, agents and assigns (in this context, the “Company Releasees”) from any and all claims, complaints, causes of action or demands, of whatever kind or nature, that Employee now has or has ever had against the Company or any of the Company Releasees, arising from or relating to Employee’s employment with or discharge from the Company and in connection with his service as a director on the Company’s Board of Directors, whether known or unknown to Employee at the time of Employee’s execution of this Agreement, including, but not limited to: wrongful or tortious termination, specifically including, but not limited to, actual or constructive termination in violation of public policy; military leave, reinstatement, or related rights; claims under common law, statute or contract, specifically including, but not limited to, implied or express employment contracts and/or estoppel; discrimination, retaliation and/or any other claims under any federal, state or local statute or regulation, specifically including but not limited to any claims Employee may have under the WARN Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Family and Medical Leave Act, and the Employee Retirement Income Security Act, all as amended; any and all claims brought under any applicable state or local employment, discrimination or other statutes; any claims brought under any federal, state or local statute or regulation with respect to nonpayment of wages, severance pay, or other compensation (including, but not limited to, bonuses); and libel, slander, fraud, misrepresentation, or breach of contract other than a breach of this Agreement. THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL CLAIMS. This release specifically excludes claims, charges, complaints, causes of action or demands of whatever kind or nature: (a) that arise after the Termination Date, including the right to enforce this Agreement; (b) that cannot be released as a matter of law, including Employee’s rights to COBRA, workers’ compensation, and unemployment insurance; (c) to accrued, vested benefits under any employee benefit, stock, savings, insurance or pension plan of the Company; or (d) to indemnification, contribution, advancement or defense as provided by and in accordance with the terms of the Company by-laws, articles of incorporation, liability insurance coverage, or applicable law.

9.    Except to the extent prohibited by law, the Company and each of its direct and indirect subsidiaries, affiliates and parents and each of their respective predecessors, successors and past and present direct and indirect stakeholders, directors, officers, employees, contractors, representatives, agents and assigns (in this context, the “Company Releasors”) hereby fully RELEASE Employee and Employee’s heirs, executors, administrators, successors and assigns (in this context, the “Employee Releasees”) from any and all claims, complaints, causes of action or demands, of whatever kind or nature, that the Company Releasors now have or have ever had against Employee or any of the Employee Releasees, arising from or relating to Employee’s employment with or termination of employment with the Company, whether known or unknown to the Company Releasors at the time of the Company’s execution of this Agreement. THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL CLAIMS. This release specifically excludes claims, charges, complaints, causes of action or demands of whatever kind or nature: (a) that arise after the Termination Date, including the right to enforce this Agreement; (b) that cannot be released as a matter of law; or (c) to indemnification, contribution, advancement or defense as provided by and in accordance with the terms of the Company by-laws, articles of incorporation, liability insurance coverage, or applicable law.

10.    Nothing in this Agreement shall preclude or interfere with Employee’s rights under federal, state or local civil rights or employment discrimination laws to file a complaint with any federal, state or local agency or self-regulatory organization charged with enforcing such laws, including, but not limited, to the Equal Employment Opportunity Commission (“EEOC”). Nor shall this Agreement be construed to prevent Employee from assisting in, cooperating with or participating in any investigations or proceedings by such agency or self-regulatory organization pursuant to a lawful subpoena or equivalent order. None of the foregoing acts by Employee shall constitute a breach of any non-disparagement, confidentiality or cooperation clauses or any other clause of this Agreement. Notwithstanding the foregoing, Employee acknowledges and agrees that Employee hereby waives any and all rights Employee may have to recovery of any damages (whether monetary or otherwise) in connection with any complaint or charge Employee may file pursuant to this section and that the amounts specified in section 4 herein is sufficient consideration for any such claims.

11.    Employee represents and warrants that Employee has no pending disputes, differences, grievances, charges, complaints, litigation, lawsuits, or actions against any of the Company Releasees or with any local, state or federal agency or court arising from or related to Employee’s employment relationship with or separation from the Company. Employee hereby warrants and represents that Employee has not assigned, alienated, hypothecated or in any other way transferred (in whole or in part) to any other person, organization or entity any claims, demands, losses, actions or rights of action against the Company, known or unknown, of whatever character and nature, arising from or related in any way to Employee’s employment with or separation from the Company, or any claim Employee may have against any of the Company Releasees.

12.    Employee affirmatively states and represents that upon Employee’s receipt of pay for Employee’s hours worked through Termination Date, as provided in Section 3 above, Employee will have received all compensation to which Employee became entitled during Employee’s employment with the Company and that no other wages or compensation remain payable to Employee.

13.    Employee will not make any disparaging remarks in public regarding the Company, its business, products and services, or any of its directors, officers, employees, contractors, representatives, agents and assigns, to any third party. The Company will direct its directors and senior management not to make any disparaging remarks in public regarding Employee. Nothing in this section is intended to restrict Employee from engaging in activity protected by the National Labor Relations Act or prohibit Employee, the Company or any of its directors or executive officers or senior managers from testifying truthfully under oath.

14.    Employee will not disclose any Confidential Information (as herein defined) and (a) shall not permit any third party access to the Confidential Information; (b) shall use the same degree of care to protect the Confidential Information as the Company uses to protect its Confidential Information; (c) shall not access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of any remaining authorized duties as a member of the Board of Directors of the Company. and (d) shall take any other actions that are reasonable, necessary or appropriate to ensure the continued confidentiality and protection of the Confidential Information. “Confidential Information” means proprietary information of the Company, including, but not limited to, customer information, customer or vendor lists or information obtained through customer, customer or vendor contacts, trade secrets, business plans, marketing plans, financial information or reports and any other information relating to the business of the Company or any affiliate that would be detriment of the Company if disclosed or to any other third party; provided, however, that “Confidential Information” shall not include information that is (i) part of the public domain (other than as a result of a breach of this Agreement); (ii) generally known within the industry; or (iii) known to Employee prior to his employment with the Company and service a director on the Company’s Board of Directors. Employee shall treat all Confidential Information and all other nonpublic information obtained during Employee’s employment by the Company or service as a director as confidential and shall not, without written authorization from the Company, release or share such information with any third party, except as may be required by law or pursuant to an order by any court or tribunal of competent jurisdiction.

15.    Employee affirmatively states and represents that the Company has not taken any retaliatory personnel action against Employee because Employee disclosed, or threatened to disclose, to any appropriate governmental agency, an activity, policy, or practice of the Company that Employee believes to be in violation of a law, rule, or regulation; for providing information to, or testifying before, any appropriate governmental agency, person, or entity conducting an investigation, hearing, or inquiry into an alleged violation of a law, rule, or regulation by the Company; or for objecting to, or refusing to participate in, any activity, policy, or practice by the Company which Employee believes to be in violation of a law, rule, or regulation.

16.    Employee warrants that Employee has, or, prior to becoming entitled to any payment hereunder, Employee shall, deliver to the Company all memoranda, notes, plans, records, reports, computer files, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, or the business of the Company that Employee may then possess or have under his control; provided, however, nothing herein shall prevent Employee from retaining documents related to his compensation and benefits. If Employee fails or refuses to comply with the provisions of this section, the Company may, at its option, cancel and revoke this Agreement.

17.    The Company requests that prior to reporting any actual or perceived violation of law to any governmental entity, Employee first notify the Company of any potential legal or compliance issue to allow the Company the opportunity to investigate and appropriately report any compliance matter brought to its attention by Employee. Nothing in this section is intended to impede Employee’s right to report possible violations of law that are protected under the whistleblower provisions of local, state or federal law, including reports to any governmental agency or entity, and Employee is not required to seek the Company’s permission prior to making such reports.

18.    Employee acknowledges receipt of notice that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. In addition, Employee has been given notice that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Finally, Employee acknowledges receipt of notice that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

19.    In response to inquiries regarding Employee’s employment with the Company, the Company, by and through its speaking agent(s), agrees to provide a neutral reference and to report the following information: Employee’s date of hire and the date Employee’s employment ended.

20.    Employee warrants that no promise or inducement has been offered for this Agreement other than as set forth herein and that this Agreement is executed without reliance upon any other promises or representations, oral or written.

21.    This Agreement constitutes the entire understanding between the Parties on the subject matter contained herein and supersedes all negotiations, representations, prior discussions and preliminary agreements between the Parties with respect to the subject matter herein. This Agreement does not supersede any agreements, including, but not limited to, any restrictive covenants that were in effect immediately prior to the date of this Agreement and which, by their terms, survive the termination of Employee’s employment and service as a director. Employee acknowledges that provisions contained within any agreements that Employee signed with the Company, and which expressly survive Employee’s employment and service as a director, shall remain in full force and effect and survive his employment and service as a director with the Company as provided by the terms of any such agreements. Such terms are expressly incorporated herein.

22.    If any provision of this Agreement or compliance by Employee or the Company with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, such provision, to the extent it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Agreement, which remaining provisions will remain binding on both Employee and the Company.

23.    This Agreement will be governed by the laws of the State of Texas (without regard to its choice-of-law provisions), which Employee agrees bears a substantial relationship to the Parties and to this Agreement. The state and federal courts located in Midland, Texas shall have exclusive jurisdiction of any lawsuit arising from or relating to Employee’s employment with, or termination from, the Company, or arising from or relating to this Agreement, and Employee expressly consents to personal jurisdiction in Texas courts and waives any right to contest the same. The prevailing party in any such lawsuit will be entitled to an award of attorneys’ fees and reasonable litigation costs. The foregoing excludes any claim challenging the validity of Employee’s waiver of rights under the Age Discrimination in Employment Act or charge asserting age discrimination.

24.    Employee agrees that Employee will indemnify and hold the Company harmless from and against any and all losses, liabilities, costs, damages or expenses incurred by the Company or any Company Releasee (including, without limitation, reasonable attorneys’ fees) arising out of or resulting from any breach of this Agreement by Employee. Employee further agrees that if Employee challenges this Agreement, files any claims against the Company arising from or relating to Employee’s employment with, or termination from, the Company, excluding any claim challenging the validity of Employee’s waiver of rights under the Age Discrimination in Employment Act, or otherwise fails to abide by the terms of this Agreement, as determined by a court of competent jurisdiction, (a) Employee will return all moneys and benefits received by Employee from the Company pursuant to this Agreement and (b) the Company may elect, at its option and without waiver of any other rights or remedies it may have, not to pay or provide any unpaid moneys or benefits.

25.    The Company agrees that the Company will indemnify and hold Employee harmless from and against any and all losses, liabilities, costs, damages or expenses incurred by Employee or any Employee Releasee (including, without limitation, reasonable attorneys’ fees) arising out of or resulting from any breach of this Agreement by the Company.

26.    Employee specifically agrees and acknowledges that (A) Employee’s waiver of rights under this Agreement is knowing and voluntary as required under the Older Workers Benefit Protection Act and Age Discrimination in Employment Act; (B) Employee understands the terms of this Agreement; (C) Employee has been advised in writing by the Company to consult with an attorney prior to executing this Agreement; (D) the Company has given Employee a period of up to twenty-one (21) days within which to consider this Agreement and that if Employee executes this Agreement within such period, Employee waives the remainder of the period and that modifications to this Agreement during such period, whether material or immaterial, do not restart the running of such period; (E) following Employee’s execution of this Agreement, Employee has seven (7) days in which to revoke Employee’s agreement to this Agreement and that if Employee chooses not to so revoke, this Agreement shall then become effective and enforceable and the payment and extension of benefits listed below shall then be made to Employee in accordance with the terms of this Agreement; and (F) nothing in this Agreement shall be construed to prohibit Employee from filing a charge or complaint, including a challenge to the validity of the waiver provision of this Agreement, with the Equal Employment Opportunity Commission or participating in any investigation conducted by the Equal Employment Opportunity Commission; provided, however, that Employee has waived any right to monetary relief. To cancel this Agreement, Employee understands that Employee must deliver a written revocation to 404 Veterans Airpark Lane, Suite 300, Midland Texas 79705, Attention: Chief Executive Officer, by 5:00 p.m. on the seventh day after Employee executes this Agreement. If Employee revokes this Agreement, it will not become effective or enforceable and Employee will not be entitled to any of the benefits set forth in this Agreement.

27.    EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS AGREEMENT,

THAT EMPLOYEE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOICE, AND THAT EMPLOYEE SIGNS THIS AGREEMENT WITH THE INTENT OF RELEASING THE COMPANY AND ITS OFFICERS, DIRECTORS, EMPLOYEES, CONTRACTORS, REPRESENTATIVES, AGENTS AND ASSIGNS FROM ANY AND ALL CLAIMS.

28.    This Severance Agreement and Release shall inure to the benefit of and be binding upon the Parties, as well as their successors, heirs and assigns.

29.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, including any signed electronic facsimile copies of this Agreement, and all such counterparts together shall be deemed to constitute one and the same instrument.

30.    Changes in this Agreement, whether by additions, waivers, deletions, amendments or modifications, may be accomplished only by a writing signed by both Employee and the Company.

[Remainder of Page Intentionally Left Blank – Signature Page Follows]

ACCEPTED AND AGREED TO:

Dated: December 21, 2022

Natural Gas Services Group, Inc.

/s/ Stephen C. Taylor_________
Stephen C. Taylor
Interim Chief Executive Officer

John W. Chisholm

/s/ John W. Chisholm_________
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